EXHIBIT 99.1

Kroger Reports Strong Third Quarter Results

ID Sales Up 3.5% Without Fuel

Adjusted Q3 EPS Up 15% Over Last Year’s Adjusted Q3 EPS

Achieves 40th Consecutive Quarter of Positive Identical Supermarket Sales

CINCINNATI, Ohio, December 5, 2013 — The Kroger Co. (NYSE: KR) today reported net earnings of $0.57 per diluted share for the third quarter, which ended November 9, 2013. This includes a net $0.04 per diluted share benefit from certain tax items partially offset by expenses related to our pending merger with Harris Teeter.

Excluding these items, Kroger’s earnings per diluted share would have been $0.53 in the third quarter, a 15% increase over last year’s third quarter adjusted earnings per share of $0.46.

Identical supermarket sales growth, without fuel, was 3.5% in the third quarter. Other highlights include:

•                  Increased ROIC while increasing capital investment

•                  Grew rolling four quarter FIFO operating profit margin, excluding fuel

•                  Reconfirmed identical stores sales and net earnings per share guidance for the year

“Our quarterly results show once again that Kroger is uniquely positioned to grow and win in the U.S. food retail industry,” said David B. Dillon, Kroger’s chairman and chief executive officer. “Our Customer 1st Strategy resulted in strong sales and earnings growth, lowered costs and helped improve Kroger’s connection with our customers in the third quarter. Every one of our more than 343,000 associates deserves recognition for their individual work to achieve an unprecedented 40 consecutive quarters of positive identical supermarket sales. I know our entire team is hard at work to achieve the 41st.”

Details of Third Quarter 2013 Results

Total sales increased 3.2% to $22.5 billion in the third quarter, compared to $21.8 billion for the same period last year. Total sales, excluding fuel, increased 4.7% in the third quarter over the same period last year.

Net earnings for the third quarter totaled $299 million, or $0.57 per diluted share. Net earnings in the same quarter last year were $317 million, or $0.60 per diluted share.

Both the current and prior year quarters’ earnings per diluted share benefited from certain adjustments. This year’s third quarter includes a $0.04 per diluted share benefit comprised of $0.05 from certain tax items, partially offset by expenses related to Kroger’s pending merger with Harris Teeter. Last year’s third quarter included a $0.14 per share benefit from a settlement with Visa and MasterCard and from a reduction in the company’s obligation to fund the UFCW consolidated pension fund created in January 2012. Excluding these adjustments, earnings per share would have been $0.53 per diluted share in the third quarter of this year, and $0.46 in the third quarter of last year.

FIFO gross margin, including fuel, was 20.57% of sales for the third quarter. Excluding retail fuel operations, FIFO gross margin decreased 25 basis points from the same period last year.

The company recorded a $13 million LIFO charge during the quarter compared to a $15 million LIFO charge in the same quarter last year. The company continues to estimate its full year LIFO charge at $55 million.

Operating, general and administrative costs plus rent and depreciation — excluding retail fuel operations, the two adjustment items from last year, and current year expenses related to Kroger’s pending merger with Harris Teeter — decreased 27 basis points as a percentage of sales compared to the same quarter in the prior year as a result of strong sales leverage.

FIFO operating profit margin — excluding fuel, the 53rd week last year, and the adjustment items in fiscal 2012 and 2013 — on a rolling four quarter basis, increased 11 basis points.

Financial Strategy

Kroger’s strong financial position has allowed the company to return more than $752 million to shareholders through share buybacks and dividends over the last four quarters. During the third quarter, Kroger repurchased 3.6 million common shares for a total investment of $148 million.

Capital investment, excluding purchases of leased property, totaled $641 million for the third quarter, compared to $474 million for the same period last year.

Return on invested capital on a rolling four quarter 52-week basis was 13.42% compared to 13.34% during the same period last year.

Net total debt was $8.2 billion, a decrease of $525 million from a year ago. On a rolling four quarter 52-week basis, Kroger’s net total debt to adjusted EBITDA ratio was 1.86 compared to 2.08 during the same period last year.

Fiscal 2013 Guidance

Based on the third quarter results, the company maintained its net earnings guidance range of $2.73 to $2.80 per diluted share for fiscal 2013. This excludes certain tax items and expenses related to our pending merger with Harris Teeter. Kroger’s fiscal 2013 guidance range is consistent with the company’s long term earnings per share growth rate guidance of 8 — 11%, plus a growing dividend.

For the fourth quarter of fiscal 2013, Kroger expects identical supermarket sales growth, excluding fuel, of approximately 3.0% to 3.5%.

The company expects capital investments to be approximately $2.4 billion for the year, excluding mergers, acquisitions and purchases of leased property.

Kroger continues to use cash flow from operations to maintain its current investment grade debt rating, repurchase shares, have a growing dividend, and fund increasing capital investments.

“Kroger is successfully and consistently executing our Customer 1st Strategy and delivering on our growth commitments, which benefit our customers, associates and shareholders,” Mr. Dillon said. “I could not be more confident in Kroger’s future, knowing that our entire leadership team and Rodney McMullen will guide Kroger to even higher levels of performance.”

Kroger, one of the world’s largest retailers, employs 343,000 associates who serve customers in 2,414 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. The company also operates 786 convenience stores, 327 fine jewelry stores, 1,218 supermarket fuel centers and 37 food processing plants in the U.S. Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 80 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

Note: Fuel sales have historically had a low FIFO gross margin rate and OG&A rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of retail fuel operations.

This press release contains certain forward-looking statements about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expect,” “guidance” and “plans.”

Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

•                  Our ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with us; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; our response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to our logistics operations; trends in consumer spending; the extent to which our customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; the effect of brand prescription drugs going off patent; our ability to retain additional pharmacy sales from third party payors; natural disasters or adverse weather conditions; and the success of our future growth plans.  The extent to which the adjustments we are making to our strategy create value for our shareholders will depend primarily on the reaction of our customers and our competitors to these adjustments, as well as operating conditions, including inflation or deflation, increased competitive activity, and cautious spending behavior of our customers.  Our ability to achieve sales and earnings goals may also be affected by our ability to manage the factors identified above.

•                  Our ability to use free cash flow to continue to maintain our investment grade debt rating and repurchase shares, pay dividends, and fund capital investments, could be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings.

•                  Our capital investments could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted, if our logistics and technology or store projects are not completed on budget or within the time frame projected, or if economic conditions fail to improve, or worsen.

We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on December 5, 2013 at ir.kroger.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) Thursday, December 5 through Thursday, December 19, 2013.

3rd Quarter 2013 Reports:

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL SALES INFORMATION

RECONCILIATION OF TOTAL DEBT TO NET TOTAL DEBT AND
NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. TO ADJUSTED EBITDA

NET EARNINGS PER DILUTED SHARE EXCLUDING THE ADJUSTED ITEMS BELOW

RETURN ON INVESTED CAPITAL

Kroger Contacts:

Media: Keith Dailey (513) 762-1304

Investors: Cindy Holmes (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER				YEAR-TO-DATE
	2013		2012		2013		2012

SALES	$22,505	100.0%	$21,807	100.0%	$75,270	100.0%	$72,598	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	17,889	79.5	17,383	79.7	59,832	79.5	57,757	79.6
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,549	15.8	3,305	15.2	11,664	15.5	11,161	15.4
RENT	138	0.6	141	0.7	466	0.6	471	0.7
DEPRECIATION	395	1.8	382	1.8	1,301	1.7	1,265	1.7

OPERATING PROFIT	534	2.4	596	2.7	2,007	2.7	1,944	2.7

INTEREST EXPENSE	108	0.5	103	0.5	336	0.5	350	0.5

NET EARNINGS BEFORE INCOME TAX EXPENSE	426	1.9	493	2.3	1,671	2.2	1,594	2.2

INCOME TAX EXPENSE	125	0.6	175	0.8	567	0.8	555	0.8

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	301	1.3	318	1.5	1,104	1.5	1,039	1.4

NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	2	0.0	1	0.0	7	0.0	4	0.0

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$299	1.3%	$317	1.5%	$1,097	1.5%	$1,035	1.4%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.58		$0.61		$2.11		$1.90

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	515		518		515		539

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.57		$0.60		$2.09		$1.89

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	521		522		521		543

DIVIDENDS DECLARED PER COMMON SHARE	$0.165		$0.150		$0.465		$0.380

Note:  Certain per share amounts and percentages may not sum due to rounding.

Note:  The Company defines FIFO gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating profit margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness.  Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)              Merchandise costs and operating, general and administrative expenses exclude depreciation expense and rent expense which are included in separate expense lines.

(b)             LIFO charges of $13 and $15 were recorded in the third quarter of 2013 and 2012, respectively.  For the year to date period, LIFO charges of $42 and $96 were recorded for 2013 and 2012, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	November 9,	November 3,
	2013	2012

ASSETS
Current Assets
Cash	$242	$269
Temporary cash investments	102	166
Store deposits in-transit	881	920
Receivables	1,044	1,039
Inventories	5,628	5,550
Prepaid and other current assets	315	333

Total current assets	8,212	8,277

Property, plant and equipment, net	15,456	14,665
Goodwill	1,234	1,164
Other assets	578	527

Total Assets	$25,480	$24,633

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$1,122	$2,079
Trade accounts payable	4,941	4,782
Accrued salaries and wages	1,047	949
Deferred income taxes	284	190
Other current liabilities	2,799	2,548

Total current liabilities	10,193	10,548

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	7,148	6,773
Adjustment to reflect fair-value interest rate hedges	—	7
Long-term debt including obligations under capital leases and financing obligations	7,148	6,780

Deferred income taxes	816	771
Pension and postretirement benefit obligations	1,207	1,380
Other long-term liabilities	1,126	1,392

Total Liabilities	20,490	20,871

Shareowners’ equity	4,990	3,762

Total Liabilities and Shareowners’ Equity	$25,480	$24,633

Total common shares outstanding at end of period	513	514
Total diluted shares year-to-date	521	543

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,104	$1,039
Adjustment to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation	1,301	1,265
LIFO charge	42	96
Stock-based employee compensation	78	61
Expense for Company-sponsored pension plans	57	68
Deferred income taxes	21	130
Other	62	37
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Store deposits in-transit	74	(134)
Receivables	5	(131)
Inventories	(524)	(531)
Prepaid expenses	262	(32)
Trade accounts payable	402	386
Accrued expenses	142	57
Income taxes receivable and payable	11	115
Other	(120)	(158)

Net cash provided by operating activities	2,917	2,268

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(1,786)	(1,471)
Payments for acquisitions	—	(12)
Proceeds from sale of assets	15	23
Other	(47)	(28)

Net cash used by investing activities	(1,818)	(1,488)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,025	850
Payments on long-term debt	(431)	(921)
Net (payments) borrowings on commercial paper	(1,220)	744
Dividends paid	(233)	(189)
Excess tax benefits on stock-based awards	24	5
Proceeds from issuance of capital stock	186	72
Treasury stock purchases	(384)	(1,204)
Net increase in book overdrafts	56	115
Other	(16)	(5)

Net cash used by financing activities	(993)	(533)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	106	247

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	238	188
END OF QUARTER	$344	$435

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(1,786)	$(1,471)
Payments for lease buyouts	108	24
Changes in construction-in-progress payables	(110)	(11)
Total capital investments, excluding lease buyouts	$(1,788)	$(1,458)

Disclosure of cash flow information:
Cash paid during the year for interest	$308	$320
Cash paid during the year for income taxes	$489	$334

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SUPERMARKET SALES (a)

	THIRD QUARTER		YEAR-TO-DATE
	2013	2012	2013	2012

INCLUDING FUEL CENTERS	$20,211	$19,714	$67,443	$65,422
EXCLUDING FUEL CENTERS	$16,866	$16,294	$56,125	$54,304

INCLUDING FUEL CENTERS	2.5%	5.2%	3.1%	4.8%
EXCLUDING FUEL CENTERS	3.5%	3.2%	3.4%	3.7%

(a)         Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Total Debt to Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt.

	November 9,	November 3,
	2013	2012	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$1,122	$2,079	$(957)
Face-value of long-term debt including obligations under capital leases and financing obligations	7,148	6,773	375
Adjustment to reflect fair-value interest rate hedges	—	7	(7)

Total debt	$8,270	$8,859	$(589)

Less: Temporary cash investments	102	166	(64)

Net total debt	$8,168	$8,693	$(525)

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarter 52 week basis.

	Rolling Four Quarters Ended
	November 9,	November 3,
	2013	2012

Net earnings attributable to The Kroger Co.	$1,559	$728
LIFO	1	170
Depreciation	1,687	1,658
Interest expense	448	451
Income tax expense	806	334
UFCW pension plan consolidation charge	—	953
Adjustments for the UFCW consolidated pension plan liability and credit card settlement	—	(115)
53rd week EBITDA adjustment	(99)	—
Other	(3)	(6)

Adjusted EBITDA	$4,399	$4,173

Net total debt to adjusted EBITDA ratio on a 52 week basis	1.86	2.08

Table 6. Net Earnings Per Diluted Share Excluding the Adjusted Items Below

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share of certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.  In 2013, these items include the benefit from certain tax items and charges related to the pending merger with Harris Teeter.  In 2012, these items include a reduction to the Company’s UFCW consolidated pension plan liability and the receipt of a credit card litigation settlement payment.

	THIRD QUARTER	THIRD QUARTER	YEAR-TO-DATE	YEAR-TO-DATE
	2013	2012	2013	2012

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$299	$317	$1,097	$1,035

BENEFIT FROM CERTAIN TAX ITEMS OFFSET BY HARRIS TEETER MERGER CHARGES (a)	(23)	—	(14)	—

ADJUSTMENTS FOR THE UFCW CONSOLIDATED PENSION PLAN LIABILITY AND CREDIT CARD SETTLEMENT (a) (b)	—	(74)	—	(74)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTED ITEMS ABOVE	$276	$243	$1,083	$961

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.57	$0.60	$2.09	$1.89

BENEFIT FROM CERTAIN TAX ITEMS OFFSET BY HARRIS TEETER MERGER CHARGES (c)	(0.04)	—	(0.03)	—

ADJUSTMENTS FOR THE UFCW CONSOLIDATED PENSION PLAN LIABILITY AND CREDIT CARD SETTLEMENT (c)	—	(0.14)	—	(0.13)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTED ITEMS ABOVE	$0.53	$0.46	$2.06	$1.76

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	521	522	521	543

(a)              The amounts presented represent the after-tax effect of each adjustment.

(b)             The pre-tax adjustments for the UFCW consolidated pension plan liability and credit card settlement were $115.

(c)              The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Table 7.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness in deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital on a rolling four quarter 52 week basis ended November 9, 2013 and November 3, 2012.

	Rolling Four Quarters Ended
	November 9,	November 3,
	2013	2012
Return on Invested Capital
Numerator (a)
Operating profit	$2,826	$1,518
53rd week operating profit adjustment	(99)	—
LIFO charge	1	170
Depreciation	1,687	1,658
Rent	623	614
53rd week rent adjustment	(12)	—
UFCW pension plan consolidation charge	—	953
Adjustments for the UFCW consolidated pension plan liability and credit card settlement	—	(115)
Other	4	—

Adjusted operating income	$5,030	$4,798

Denominator (b)
Average total assets	$25,057	$24,286
Average taxes receivable (c)	—	(26)
Average LIFO reserve (d)	1,140	1,054
Average accumulated depreciation	14,812	13,852
Average trade accounts payable	(4,862)	(4,693)
Average accrued salaries and wages	(998)	(977)
Average other current liabilities (e)	(2,567)	(2,436)
Rent * 8	4,888	4,912

Average invested capital	$37,470	$35,972

Return on Invested Capital	13.42%	13.34%

(a)         Represents results for the rolling four quarters ended for the periods noted.

(b)         Represents the average of amounts at the beginning and end of the rolling four-quarter period presented.

(c)          Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d)         LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e)          The calculation of average other current liabilities excludes accrued income taxes.